Exhibit 99.1

Meta Financial Group, Inc.® Announces Forward Stock Split and Dividend Increase

Declares Three-for-One Forward Stock Split
Increases Cash Dividend 15.4%

Sioux Falls, S.D., August 28, 2018 (GLOBE NEWSWIRE) - Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) announced today that the Board of Directors authorized a forward stock split in the form of a stock dividend of two additional shares of common stock for each of the issued and outstanding shares of Meta common stock. The stock dividend pursuant to the stock split will be payable on October 4, 2018, to shareholders of record at the close of business on September 20, 2018. The stock split does not change the proportionate ownership interest a stockholder maintains in Meta. As a result of the stock split, the number of issued and outstanding shares of Meta common stock will increase to approximately 39.2 million shares, which includes shares issued pursuant to the Crestmark Bancorp merger that closed on August 1, 2018. The Company expects its common stock to begin trading on a split-adjusted basis on October 5, 2018.
In addition, the Company announced that the Board of Directors approved an increase in the quarterly common stock dividend, to $0.15 per share, or $0.60 annualized, representing a 15.4% increase over the quarterly dividend paid previously. This dividend will be payable on October 1, 2018 to shareholders of record as of September 7, 2018. The stated dividend amount does not give effect to the forward stock split, and, as such, the Company will pay a cash dividend of $0.15 per share for the fourth fiscal quarter of 2018. Future declarations of quarterly dividends and the establishment of future record and payment dates are subject to approval by Meta’s Board of Directors.
“We believe the stock split will enhance the liquidity of our stock by making more shares available in the market within a price range that may be attractive to a broader group of potential investors,” said Chairman and CEO J. Tyler Haahr. “Following the completion of the Crestmark merger, we have had the opportunity to evaluate our longer-term strategic goals, while at the same time increasing near-term shareholder return, as evidenced by the announcement today of an increase in our quarterly dividend. As we expect to generate excess capital through earnings growth, we continue to evaluate capital deployment strategies, including growth initiatives, share repurchases and dividend increases. We have a strong capital position that allows us to reward our shareholders while still meeting our strategic objectives.”

About Meta Financial Group
Meta Financial Group, Inc.® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Founded in 1954, Meta has grown to operate in several different financial sectors: payments, tax services, national commercial lending, community banking, national consumer lending and insurance premium financing. Meta works with high-value niche industries, strategic-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta tailors solutions for bank and non-bank businesses, and provides a focused collaborative approach. The organization is helping to shape the evolving financial services landscape by directly investing in innovation and acquiring complementary businesses that strategically expand its suite of services. Meta has a national presence and over 1,200 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website or LinkedIn.

Forward Looking Statements
This Press Release includes statements which may constitute forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the stock split and the Company’s expectations regarding its impact on the market for shares of Company common stock, the quarterly dividend and expectations with respect to the Company’s strategic goals, shareholder return and earnings growth. The accuracy of these statements are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Various factors could cause actual results to differ materially from those expressed or implied herein, including the factors discussed in the Company’s most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events, or for any other reason.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605.362.2423
bkelley@metabank.com